Exhibit 4.1
Description of Capital Stock

The following is a description of the capital stock of Clearwater Paper Corporation, a Delaware corporation (the “Company,” “we,” “our,” or “us”). The following summary description is based on the provisions of our Restated Certificated of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws, (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Certificate of Incorporation, our Bylaws and the DGCL. Our Certificate of Incorporation and our Bylaws are field as exhibits to our Annual Report on Form 10-K to which this description is filed as Exhibit 4.3.
General
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) of which 250,000 shares are designated as “Series A Participating Preferred Stock”.
Common Stock
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of our common stock will not be entitled to cumulative voting in the election of directors.
The affirmative vote of holders of 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend or repeal certain provisions of the Certificate of Incorporation, including provisions relating to the remaining classified board, removal of directors, director liability, vacancies on our board, special meetings and actions by written consent.
The affirmative vote of holders of 66 2/3% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required for our stockholders to adopt, amend or repeal any provision of the Bylaws.
Dividends
Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose.
Liquidation
In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject and subordinate to those that may be fixed with respect to any shares of our preferred stock and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
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Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, qualifications, limitations and restrictions thereof.
These rights and preferences could include, but are not limited to, dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other corporate action.
Series A Participating Preferred Stock
Voting Rights
Each holder of our Series A Participating Preferred Stock is entitled to 1,000 votes for each share on all matters submitted to a vote of the stockholders. The affirmative vote of the holder of 66 2/3% of the outstanding shares of Series A Participating Preferred Stock, voting as a separate class, will be required to amend the Certificate of Incorporation or the Bylaws in any manner which materially alters or changes the powers, preferences or special rights of the holders of Series A Participating Preferred Stock.
Dividends
Subject to prior and superior preferences that may apply to any outstanding series of our preferred stock ranking prior and superior to the Series A Participating Preferred Stock, holders of our Series A Participating Preferred Stock, are entitled to receive quarterly, any dividends that our board of directors may declare out of funds legally available for that purpose, payable in cash on the first day of March, June, September and December in each year on a cumulative basis.
The quarterly dividend amount per share of Series A Participating Preferred Stock will equal the greater of (a) $25.00 or, (b) subject to adjustment as set forth in the Certificate of Incorporation, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of our common stock as may be declared on our common stock.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our Series A Participating Preferred Stock are entitled to receive the greater of $1,000 or 1,000 times the payment made per share of our common stock, plus an amount equal to the accrued and unpaid dividends and distributions thereon (whether or not declared) prior to any distribution to holders of our capital stock ranking junior to our Series A Participating Preferred Stock.
Certain Restrictions; Redemption
Whenever any dividends or distributions payable on our Series A Participating Preferred Stock are in arrears, until all such accrued and unpaid dividends and distributions are paid in full, we will be unable to do any of the following:
•Redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking on par with our Series A Participating Preferred Stock, provided that we may at any time redeem, purchase or otherwise acquire such shares in exchange for shares of any of our capital stock ranking junior to our Series A Participating Preferred Stock; or

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•Purchase or otherwise acquire for consideration any shares of our Series A Participating Preferred Stock or any shares of our capital stock ranking on par with our Series A Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon terms that our board of directors shall determine in good faith will result in fair and equitable treatment among our stockholders across all series of our capital stock.
We will not allow any of our subsidiaries to purchase or otherwise acquire for consideration any shares of our capital stock unless we, ourselves, can purchase or otherwise acquire such shares at such time and in such manner.
Any shares of our Series A Participating Preferred Stock purchased or otherwise acquired by us in any manner whatsoever will be retired and canceled promptly after such acquisition.
Rights and Preferences
Holders of our Series A Participating Preferred Stock rank junior to all other series of our preferred stock with respect to the payment of dividends and distributions of assets. The rights, preferences and privileges of the holders of our Series A Participating Preferred Stock are subject and subordinate to those that may be fixed with respect to any shares of our preferred stock that rank senior to our Series A Participating Preferred Stock and may be adversely affected by the rights of the holders of shares of any such series of our preferred stock that we may designate in the future.
Anti-Takeover Provisions
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person who, together with its affiliates and associates, beneficially owns, or within three years prior to the time of determination of the interested stockholder did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Our Certificate of Incorporation and Bylaws
Among other things, our Certificate of Incorporation and Bylaws provide that:
•our bylaws may be amended or repealed only by a two-thirds vote of our board of directors or a two-thirds stockholder vote of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class;
•no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;
•the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;
•our board of directors is expressly authorized to make, alter or repeal our bylaws;
•newly created vacancies on the board are filled by the board rather than the stockholders;
•special meetings of stockholders may be called only by the chair or vice chair of the board, a majority of the board or the holders of a majority of the outstanding shares entitled to vote;
•stockholders must provide notice of nominations of directors or the proposal of business to be voted on at an annual meeting;
•to be elected, a nominee for director in an uncontested election must receive a majority of the voting power of the outstanding shares entitled to vote, and, in a contested election, a plurality of the votes cast;
•our board of directors is authorized to issue preferred stock without stockholder approval; and

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•we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.
Classified Board
Our Certificate of Incorporation provides that our board of directors were initially divided into three classes, with the directors of each class initially elected for staggered three-year terms. In accordance with our Certificate of Incorporation, (i) commencing with the class of directors standing for election at our 2025 annual meeting of stockholders, the Class II directors’ term will expire and their successors will be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders thereafter; (ii) commencing with our 2026 annual meeting of stockholders, the Class III directors’ term will expire and their successors will be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders thereafter; and (iii) commencing with our 2027 annual meeting of stockholders, the Class I directors’ term will expire and at each annual meeting thereafter, all directors will stand for election for on-year terms. Until the board is declassified, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.
Transfer Agent
The transfer agent and registrar for our common stock is Computershare.
Listing
Our common stock is listed on The New York Stock Exchange under the symbol “CLW.”
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